Exhibit 10.1

LOAN AGREEMENT

          This LOAN AGREEMENT (as amended, supplemented or modified from time to time, this (“Agreement”) is dated as of June 4, 2003 and is between HORIZON VESSELS, INC., a Delaware corporation, (collectively “Borrower”) and ELLIOTT ASSOCIATES, L.P., a Delaware limited partnership (“Lender”).

          The parties hereto agree as follows:

ARTICLE I
GENERAL DEFINITIONS

Section 1.1     Definitions. The following terms, as used herein, have the following meanings:

          “Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          “Borrower” mean Horizon Vessels, Inc., a Delaware corporation and its successors and assigns.

          “Business Day” means any day except a Saturday, Sunday or other day on which federal offices or Texas banks are authorized by law to close.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral” shall mean the properties, property interests and rights covered by the Collateral Documents, as security for the Loan, including without limitation, the Real Property and the Vessel.

          “Collateral Documents” mean the Deed of Trust, Preferred Ship Mortgage, the Guaranty of Horizon Offshore, Inc., the Guaranty of Horizon Offshore Contractors, Inc., the Guaranty of Horizon Marine Construction Ltd., the Guaranty of ECH Offshore S. de R.L de C.V., the Assignment of Insurance and the Assignment of Charter delivered or to be delivered pursuant thereto, substantially in the forms attached hereto as Exhibits “A,” “B,” “C”, “D”, “E”, “F”, “G”, and “H”, respectively.

          “Deed of Trust” means the Deed of Trust, Security Agreement and Assignment of Leases and Rents to be executed by Borrower on or before July 1, 2003, in favor of Gary Rachlin, Trustee, for the benefit of Lender, securing payment of the Note and covering certain real property situated in Jefferson County, Texas, which is more particularly described therein.

          “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          “Drawdown Date” means the dates of funding of the Loan pursuant to Section 2.1.

          “Effective Date” means the date on which this Agreement becomes effective and has been executed by all parties pursuant to Section 8.8 hereto.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

          “Government Requirement” mean any law, statute, ordinance, order, rule, regulation, judgment, decree, certificate, license, authorization or other requirement of any (domestic or foreign) federal, state, county, municipal or other government, agency, department, commission, board, court, authority or official.

          “Guarantors” shall mean Horizon Offshore, Inc., Horizon Offshore Contractors, Inc., Horizon Marine Construction Ltd., and ECH Offshore S. R.L. de C.V., and “Guarantor” shall mean any one of them.

          “Lender” means Elliott Associates, L.P. and its successors and assigns.

          “Loan” means a loan made by the Lender to the Borrower pursuant to this Agreement.

          “Note” or “Term Note” means the Term Note as such term is defined in Article II and substantially in the form attached hereto as Exhibit “J”.

          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Plan(s)” shall mean any employee pension benefit plan within the meaning of Section (S)(2) of ERISA sponsored and maintained by Borrower, including any such plan to which Borrower is required to institute on behalf of its employees.

          “Preferred Ship Mortgage” means a document in a form to be properly recorded with the United States Coast Guard, National Vessel Documentation Center, with respect to the PECOS HORIZON, which when recorded shall provide the Lender with a second lien against the Vessel and substantially in the form attached hereto as Exhibit “B”.

          “Real Property” shall mean the real property covered by the Deed of Trust.

          “Term” means the time period commencing on the Drawdown Date.

          “Vessel” means the United States flag vessel PECOS HORIZON (O.N. 528068).

          Section 1.2      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrowers’ independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Lender.

ARTICLE II
THE LOAN

          Section 2.1     Commitment to Make Loan. Term Commitment. The Lender agrees, on the terms and conditions set forth in this Agreement, to make a Fifteen Million and 00/100 Dollars ($15,000,000.00) loan (“Term Loan”) to the Borrower in two advances - the first in the amount of $10,000,000 which will be secured by the Preferred Ship Mortgage, the Assignment of Charter, the Assignment of Insurance, and the Guarantys and the second in the amount of $5,000,000 which will be secured by the Deed of Trust (which Deed of Trust shall be executed and delivered no later than July 1, 2003). This Commitment is not revolving in nature, and the Term Loan may not be reborrowed once the Borrower has repaid the Term Loan in whole or in part.

          Section 2.2     Note. The Loan shall be evidenced by, and repayable with interest in accordance with, a single note substantially in the form of Exhibit “I” hereto and appropriately completed (together with any and all renewals, modifications or extensions thereof or substitution therefore, the “Term Note”).

          Section 2.3      Interest Rates. The Term Note shall bear interest at the fixed rate of twelve percent (12%) per annum (the “Interest Rate”). Any overdue principal of and, to the extent permitted by law, overdue interest on the Term Note shall bear interest, payable on demand, for each day until paid at a rate per annum (the “Default Rate”) equal to the lesser of (a) three percent (3%) above the Interest Rate or (b) the maximum rate permitted by applicable law.

          Section 2.4      Payment. The Borrower shall repay $10,000,000 principal amount of the Term Loan on July 15, 2003 and shall repay the balance of the Term Loan on or before October 1, 2003, and shall pay interest monthly on the unpaid balance thereof on the monthly anniversary of the first Drawdown Date.

          Section 2.5     General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans, not later than 10:00 a.m. (Central Time) on the date when due, in Federal or other funds immediately available. Whenever any payment of principal of, or interest on, the Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

          Section 2.6     Computation of Interest. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

          Section 2.7      Commitment Fee. Borrower shall pay a commitment fee of 3% of the amount of the Term Loan on the first Drawdown Date.

          Section 2.8      Prepayment. In the event the Vanauatu flag vessel SEA HORIZON, owned by Horizon Vessels International, LLC, is refinanced, Borrower shall make a mandatory prepayment of the Term Note in the amount of $10,000,000. The Borrower shall have the privilege to prepay the Term Note in whole or in part, without penalty, provided, however, that Borrower shall be required to prepay the Term Note, without penalty, if, as a result of a marine casualty, the Vessel becomes a total loss or a constructive or arranged total loss.

ARTICLE III
CONDITIONS TO LOANS

          Section 3.1     Requirements of Closing. The Lender shall have no obligation to advance funds until:

               (i)     receipt by the Lender of the Note, duly executed by the Borrower, and each of the Collateral Documents required by Section 2.1, duly executed by the Borrower and Guarantors, as the case may be;

               (ii)     all legal matters incident to this Agreement, the Note, the Collateral Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory to counsel for the Lender;

               (iii)     receipt by the Lender of:

                                        (A) a copy of Borrower’s certificate of organization certified by the Secretary of State of the State of Delaware and dated with a recent date.

                                        (B) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the date of such Loan and certifying, as applicable, (1) that the certificate of organization of Borrower has not been amended since the date of the last amendment thereto indicated on the certificate furnished pursuant to clause (A) above, (2) as to the absence of dissolution or liquidation proceedings by or against the Borrower, (3) that attached thereto is a true and correct copy of the resolutions adopted by the Board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Note and the Collateral Documents and that said resolutions have not been amended and are in full force and effect on the date of such certificate, (4) as to the incumbency and specimen signatures of each officer of the Borrower executing this Agreement, the Note and any other Collateral Documents to which it is a party, or any other document delivered in connection herewith or therewith; and (5) each Borrower is qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse affect on its financial condition;

               (iv)     receipt by the Lender of the Preferred Ship Mortgage and each document reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender a perfected Preferred Ship Mortgage on the Vessel;

               (v)     receipt by Lender of evidence that the Vessel has been classed Al, Maltese Cross, and has a valid Loadline Certificate issued by the American Bureau of Shipping, and received a Certificate of Inspection from the United States Coast Guard;

               (vi)     receipt by Lender, with respect to the Real Property of a survey, mortgagee policy of title insurance, soils report, environmental assessment, wetlands assessment, estoppel certificate from the holder of the first liens affecting the Real Property and such other assurances and documentation requested by Lender, all in form and substance satisfactory to Lender;

               (vii)     Lender determining that no material adverse change has occurred to the Borrower’s or any Guarantor’s business operation or financial condition or prospects or Borrower’s ability to operate the Vessel since the date of the Lender’s Commitment or to any other facts, circumstances or conditions upon which the Lender has relied or utilized in making its decision to make the Loan.

               (viii)     receipt by Lender of the Drawdown Notice substantially in the form attached hereto as Exhibit “I” and made a part hereof by reference at least three Business Days before the anticipated Drawdown Date;

               (ix)     an opinion of counsel to the Borrower (as to due formation; authorization; execution and validity of the Collateral Documents; enforceability of all Collateral Documents, including all of the Guarantees; perfection of second priority ship mortgage and other security interests; no consents being required or, if required, having been obtained; no material litigation; no conflict with existing obligations; and perfected assignments of charter and insurance), all in form and substance satisfactory to the Lender;

               (x)     a certificate of insurance, evidencing that the Borrower has procured the insurance required by this Agreement and the Collateral Documents.

               (xi)     receipt by Lender of satisfactory lien searches on the Collateral;

               (xii)     receipt by Lender of Borrower’s most recent financial statements;

               (xiii)     the absence of a Default or an Event of Default.

All documents and opinions referred to in this Article shall be in form and substance satisfactory to the Lender and its counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants that:

          Section 4.1     Corporate Existence and Power. Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to operate the PECOS HORIZON. Borrower is duly qualified as a corporation and in good standing in each jurisdiction where the qualification or licensing is required by the nature of its business or the character and location of its property or business and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results or operations, or properties of Borrower.

          Section 4.2     Corporate and Governmental Authorization; Contravention The execution, delivery and performance by the Borrower of this Agreement, the Note and the Collateral Documents to which it is a party have been duly authorized by all corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the Preferred Ship Mortgage) and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the certificate of incorporation of the Borrower or of any agreement, judgment, injunction order, decree or other instrument binding upon or affecting the Borrower or result in the creation or imposition of any lien (other than the lien created by the Collateral Documents) on any of its assets.

          Section 4.3     Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

          Section 4.4      Financial Information.

          (a)        The consolidating balance sheet of the Borrower for the fiscal year then ended, copies of which have been made available to the Lender, fairly present, in conformity with GAAP, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year. As of the date of such financial statements, the Borrower did not have any material contingent obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in any of such financial statements or notes thereto.

          (b)        Since the date of the latest balance sheet there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

          Section 4.5     Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower before any court, governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of the Borrower or which in any manner draws into question the validity of this Agreement, the Note, or any Collateral Document and there is no basis known to the Borrower for any such action, suit or proceeding.

          Section 4.6     Marketable Title. The Borrower has good and marketable title to the Collateral on the Drawdown Date.

          Section 4.7     Filings. All actions by or in respect of, and all filings with, any governmental body, agency or official required in connection with the execution, delivery and performance of this Agreement, the Note and the Collateral Documents, or necessary for the validity or enforceability thereof or for the protection or perfection of the rights and interests of the Lender thereunder, will, prior to the date of delivery thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

          Section 4.8     Regulation U. The proceeds of the Loans will be used by the Borrower for general corporate purposes. None of the loan proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute the Loans a “purpose Loan” within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

          Section 4.9      Taxes. United States Federal income tax returns of the Borrower have been prepared and filed through the fiscal year ended 2001 by Borrowers’ accountants. The Borrower has filed or obtained extensions of time within which to file all United Stated Federal income tax returns and all other material tax returns which are required to be filed by it, including, but not limited to, all payroll taxes and state property and income taxes, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          Section 4.10      Environmental Compliance.

          (a)        The Borrower (including, for purposes of this Section 4.10(a), any former or current Affiliate of the Borrower) will comply with all applicable laws, rules, regulations and orders of all governmental authorities, agencies and officials relating to environmental matters and the release, handling and disposal of hazardous, toxic and polluting substances.

          (b)        The Borrower has obtained and is in material compliance with all required governmental permits, certificates, licenses, approvals and other authorizations, and have filed all notifications relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal required in connection with its ownership or use of the Vessel.

          (c)        Any toxic or hazardous substances handled by the Vessel will be transported in compliance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and the Reauthorization Act of 1986 (“CERCLA”), the Federal Clean Water Act or the Clean Air Act or any other applicable environmental law, regulation or ordinance which applies to the operation of the Vessel.

          Section 4.11     Disclosure. None of this Agreement, the Collateral Documents, any schedule or exhibit thereto or document, certificate, report, statement or other information furnished to the Lender in connection herewith or therewith or with the consummation of the transactions contemplated hereby or thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

          Section 4.12      ERISA. The Borrower and its Plans are in compliance in all material respects with the applicable provisions of ERISA, and no Reportable Event, as such term is defined in Title IV of ERISA, has occurred with respect to any Plan of the Borrower.

          Section 4.13      Defaults. Borrower is not in default (in any respect which materially and adversely affects its business, properties, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it is bound, except as otherwise disclosed to Lender in writing.

          Section 4.14     Compliance with the Law. Borrower is not in violation of any Governmental Requirement to which such Borrower or any of its property is subject, or (ii) has failed to obtain any license, permit, franchise or other authorization required by any Governmental Authority or otherwise necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, profits, property or condition (financial or otherwise) of such Borrower.

ARTICLE V
AFFIRMATIVE COVENANTS

          The Borrower agrees that so long as the Lender is committed to make the Loan hereunder or any amount payable hereunder or under the Note or any Collateral Document remains unpaid:

          Section 5.1      Information.

          (a)        Borrower shall furnish, or cause to be furnished, to Lender (i) as soon as possible and in no event more than one hundred twenty (120) days after the end of each fiscal year of Borrower’s consolidating financial statements, prepared in accordance with GAAP and certified by the Borrower’s accountants as of the end of such period, including a balance sheet and related statements of income, and, if applicable, member’s equity and cash flows; (ii) as soon as possible and in no event more than sixty (60) days after the close of each fiscal quarter of Borrower, similar financial statements to those referred to in (i) above, unaudited, but certified by Borrower’s chief financial officer; and (iii) such other financial or other information as Lender may from time to time reasonably request. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

          (b)        Each of the Guarantors shall furnish, or cause to be furnished, to Lender (i) as soon as possible and in no event more than one hundred twenty (120) days after the end of each fiscal year of such Guarantor the applicable financial statements, prepared in accordance with GAAP and certified by the Guarantor’s accountants as of the end of such period, including a balance sheet and related statements of income; (ii) as soon as possible and in no event more than sixty (60) days after the close of each fiscal quarter of such Guarantor, similar financial statements to those referred to in (i) above, unaudited, but certified by each Guarantor’s chief financial officer, and (iii) such other financial or other information as Lender may from time to time reasonably request. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

          (c)        Concurrently with the furnishing of the annual and quarterly financial statements pursuant to subsection 5.1 (a) hereof, Borrower will furnish to Lender a certificate signed by the chief financial officer of such Borrower stating that no Default exists, or if a Default exists then the nature, period of existence and status thereof.

          Section 5.2     Payment of Obligations. The Borrower will pay and discharge, as the same shall become due and payable, (i) all its obligations and liabilities, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a maritime or other lien on the Collateral, and (ii) all lawful taxes, assessments and charges or levies made upon it or its property or assets, by any governmental body, agency or official except where any of the items in clause (i) or (ii) of this Section 5.2 may be diligently contested in good faith by appropriate proceedings, and the Borrower shall have set aside on its books, if required under GAAP, reserves for the liabilities related to such items.

          Section 5.3     Corporate Existence. Borrower shall at all times maintain its corporate existence and shall not, without Lender’s prior written consent, dissolve or otherwise dispose of all or substantially all of its assets, in one transaction or a series of transactions, or consolidate with or merge into another corporation.

          Section 5.4      Compliance with Law. The Borrower shall comply with and satisfy all applicable Governmental Requirements. The Borrower will also obtain and maintain in force all necessary permits, licenses, and approvals necessary for the operation of the Vessel, including but not limited to, those required by the American Bureau of Shipping (“ABS”) and/or the United States Coast Guard.

          Section 5.5      Payment of Taxes. Borrower will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon its Vessel as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a lien upon the Vessel; provided, however, the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and shall have set up reserves for the liabilities for any such taxes in accordance with generally accepted accounting principles; provided further, that any such contest shall prevent the sale of the Vessel under special execution or other for the payment of any such tax, assessment, charge, levy or claim, or other forfeiture or loss of title to the Vessel.

          Section 5.6     Insurance. References in this Section 5.6 to the term “Vessel” shall also include not only the Vessel, as herein defined, but also all of the Collateral. Without limiting the generality of the foregoing:

                                   (a)        So long as any of the obligations of the Term Loan remain outstanding, Borrower, at its expense and at no expense to the Lender, shall keep the Vessel insured or cause the vessel to be insured (i) against risks of fire, explosion and marine perils (including without limitation a collision or Four-Fourths Running Down Clause), and against all other liabilities and risks insured under the most recent form of policy known as “Institute Time Clauses - Hulls,” or equivalent, including but not limited to strikes, riots, and civil commotion coverage, (ii) risks covered by protection and indemnity insurance (including, without limitation, coverage against third party claims for pollution liability including statutory and governmental clean-up liabilities), (iii) excess protection and indemnity, and (iv) if the vessel is to engage in a foreign voyage, war risks hull and P&I, including confiscation, nationalization and expropriation. The Borrower will keep the Vessel insured, in lawful money of the United States and in markets acceptable to the Lender, for not less than in the case of the insurance referred to in clause (i) and (ii) above, the full insurable value of the Vessel; provided, however, that any protection and indemnity insurance shall be in an amount not less than the amount of insurance against total loss.

                                   (b)        The policy or policies of insurance shall be issued by first class underwriters or mutual associations and shall contain terms customarily imposed on vessels engaged in the same or similar type of trade. The Borrower also shall obtain Mortgagee’s Interest or Breach of Warranty insurance with respect to the hull and machinery insurance furnished by Borrower or any charterer with the Lender as the beneficiary. The Borrower shall furnish to the Lender, annually, not later than ninety (90) days after the end of Borrower’s fiscal year, a detailed certificate or opinion signed by a firm of marine insurance brokers approved by the Lender that the insurance coverages in place and the amounts thereof are prudent and reasonably take into account existing industry practices, and the risks associated with the trade of the Vessel and comply with Borrower’s obligations under this Section 5.6. Cover notes and/or certificates for all insurance coverages provided for herein shall be furnished to the Lender upon execution of this Loan Agreement and thereafter delivered to Lender whenever requested and in any event at the time such insurance coverages are renewed, extended or a new insurance policy substituted therefor. All policies required hereunder shall contain provisions that the same may not be canceled or materially modified until thirty (30) days following delivery to Lender of written notice of intent to cancel or materially modify the policy. Borrower undertakes to use its best efforts to have deleted any language contained in the printed policy or insurance certificate which relieves the insurance carrier from responsibility to the Lender in the event such carrier fails to provide such notice.

                                   (c)        All insurance and the policies evidencing the same shall by their terms be taken out in the joint names of Borrower and Lender, and shall by their terms be payable to them as their respective interests may appear. The interest of Lender is hereby declared to be the outstanding amount of the obligations of the Term Loan, whether contingent or absolute, due or to become due, and in event of a total loss of the Vessel, actual or constructive, or a compromised constructive loss or requisition, the Lender shall be paid the entire amount of insurance covering the Vessel up to the entire outstanding amount of the obligations of the Term Loan. If such a total loss shall occur, Borrower and Lender shall join in a payment order directing the interested underwriter to pay the proceeds of the insurance applicable to such total loss in the manner herein provided in Section 4.11 of the Preferred Ship Mortgage. The Borrower shall not declare or agree with the underwriters that the Vessel is a constructive or compromised, agreed or arranged total loss without the prior written consent of the Lender. The proceeds of all other insurance shall be paid to the Lender and the Borrower jointly (except in the case of worker’s compensation, P&I, or comparable insurance payments payable, due to the nature thereof, to third parties), and provided that the Borrower is not in default under this Loan Agreement, the Lender shall either make available to the Borrower by an appropriate payment order directed to the interested underwriter the proceeds of all insurance to pay any outstanding bill for supplying or repairing the Vessel (to the extent the proceeds are so relevant) and/or outstanding third-party claim, provided that the Borrower pays the amount of the deductible; or reimburse the Borrower, in whole or in part, for any expenditures it may have made for repairing the Vessel (to the extent the proceeds are so relevant) and/or obtaining waivers of Liens or appropriate releases for the third-party claims. Should the Borrower not effect repairs to the Vessel or pay third-party claims, or in either event furnish and/or pay the deductible, or if the Borrower is in default hereunder, then the Lender shall be entitled to receive the proceeds of any insurance applicable to such loss and upon payment shall credit the net proceeds of any insurance as provided in Section 4.11 of the Preferred Ship Mortgage; provided, however, that Lender’s rights to any insurance proceeds shall be subject to the Intercreditor Agreement between Lender and General Electric Capital Corporation dated June 2, 2003.

                                   (d)        All policies for insurance shall provide that (i) there shall be no recourse against the Lender for the payment of premiums or commissions and (ii) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against the Lender for the payment thereof.

                                   (e)        With respect to insurance placed by the Borrower, Borrower agrees to renew all insurance policies or cause or procure the same to be renewed before the relevant policies or contracts expire and to procure that the insurers or a firm of independent marine insurance brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected. The Borrower further agrees with respect to such insurance placed by it to cause such insurers or independent marine insurance brokers to agree (x) to advise the Lender promptly of any failure to renew or other event which could cause a lapse in coverage and of any default in payment of any premium and of any other act or omission on the part of the Borrower of which they have knowledge and which might, in their opinion, invalidate or render unenforceable, or cause the lapse of, or prevent the renewal or extension of, in whole or in part, the insurance on the Vessel and (y) to mark their records and advise the Lender at least thirty (30) days prior to the expiration date of any of the insurance policies, that such insurance policies have been renewed or replaced with new insurance which complies with the provisions hereof.

                                   (f)        The Borrower warrants that it will maintain all such insurance unimpaired by any act, breach of warranty or otherwise, and that it will not be guilty of or permit any act of omission or commission which will in any way invalidate, void or suspend any insurance herein provided to be maintained. The Borrower shall pay for any loss of or damage to the Vessel by any cause whatsoever and any third-party claims whatsoever which would constitute a Lien against the Vessel not covered by insurance or for which no reimbursement or incomplete reimbursement is secured from the insurance.

          Section 5.7     ERISA. The Borrower and its Plans are in compliance in all material respects with the applicable provisions of ERISA, and no Reportable Event, as such term is defined in Title IV of ERISA, has occurred with respect to any Plan of the Borrower.

          Section 5.8     Notice of Certain Events. (a) Borrower will promptly notify Lender if Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by Borrower as to the nature of the Default and the steps being taken to cure the effect of such Default.

               (b)        Borrower will promptly notify Lender of any change in location of Borrower’s principal place of business or the office of Borrower where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number of Borrower.

               (c)        Borrower will promptly notify Lender of any defaults or alleged defaults of any party with respect to any charter agreement of the Vessel and shall cooperate in all respects with all actions, if any, of Lender to cure such defaults.

               (d)        Borrower will promptly notify Lender of any and all Liens Filed or otherwise asserted, and attachments made, against its Vessel, together with copies of all related instruments and any other materials that Lender shall require.

               (e)        Borrower will promptly notify Lender of any material casualty to or accident involving the Collateral, whether or not such casualty or loss is covered by insurance.

               (f)        Borrower will promptly notify Lender of the arising of any litigation, governmental investigation, or dispute threatened against or affecting (i) Borrower, which, if adversely determined, would have a material adverse effect upon the financial condition or business of Borrower or (ii) its Vessel, including without limitation any arrest, seizure, sequestration, or other similar process or other enforcement action or attempted arrest or similar action.

               (g)        Borrower will provide Lender with prior notice in each instance before its Vessel is to be located or operated other than in the Gulf of Mexico or the Caribbean (including coastal and adjoining inland waters), describing the planned voyage.

          Section 5.9      Further Assurance. Borrower will, at its expense, promptly (and in no event later than 30 days after written notice from Lender is received) execute and deliver, or cause to be executed and delivered, to Lender upon reasonable request all such other and further documents, agreements and instruments (including without limitation further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights) in compliance with or accomplishment of the covenants and agreements of Borrower and Guarantor in the loan documents or to further evidence and more fully describe the Collateral, including any renewals, additions, substitutions, replacements or accessions to the Collateral, or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

          Section 5.10      Cross Collateralization. If Lender lends any new funds in addition to the advances contemplated by this Agreement to Borrower, Borrower shall amend the Collateral Documents such that any new loan will be secured by the Collateral Documents.

          Section 5.11      Recordation Opinion of Counsel. Within twenty-one (21) days after the Drawdown Date, Borrower will deliver to Lender an opinion of counsel to Borrower as to the due recordation and validity of the preferred ship mortgage and other security interests in form and substance satisfactory to Lender.

ARTICLE VI
NEGATIVE COVENANTS

          Section 6.1      Liens. Borrower lawfully owns and is lawfully possessed of the Collateral free and clear of all liens, mortgages, taxes and encumbrances except for (i) liens accrued in the ordinary course of business which are not yet past due and payable; (ii) liens under the Collateral Documents; (iii) such other liens, mortgages, taxes and encumbrances, if any, as have been consented to in writing by the Lender including the First Preferred Ship Mortgage in favor of GECC dated June 29, 2001 and the mortgage on the real property in favor of SouthTrust Bank dated June 2, 2003; (iv) liens for loss, damage, or expense which are covered by insurance; and (v) liens for which a bond or other security has been posted by or on behalf of the Borrower, and except where any of the items listed in clauses (i) and (iii) of this section maybe diligently contested in good faith by appropriate proceedings, and the Borrower shall have set aside on its books, if required, by GAAP, appropriate reserves for the liabilities related to any such liens (with such liens described in subsections (i) to (v) sometimes hereinafter referred to as “Permitted Liens”); and the Borrower does hereby warrant and will defend the title and possession thereto and to every part thereof for the benefit of Lender against the claims and demands of all Persons whomsoever.

          Section 6.2     Acquisitions, Merger, Sales. Borrower shall not, without written consent of Lender, merge and/or acquire any other company whatsoever, and shall not permit any changes whatsoever in the ownership or control of Borrower, whether direct or indirect, and Borrower shall not permit or make any change in the management structure of Borrower. Borrower will not sell, transfer, exchange, mortgage, lien (except for Permitted Liens), apothecate, encumber or otherwise dispose of the Vessel without the prior written consent of the Lender, and any such written consent shall not be construed to be a waiver of this provisions in respect of any subsequent proposed sale, transfer, exchange, mortgage, lien, hypothecation, encumbrance or any other disposition.

          Section 6.3      Affiliate Transaction. Borrower will not authorize, permit or suffer to occur any transactions, contracts or other agreements by Borrower with any Affiliate of Borrower or Guarantor other than in the ordinary course of business and on terms that are no less favorable to Borrower than those that could have been obtained in a comparable transaction on an arm’s-length basis.

          Section 6.4     Other Indebtedness. Borrower shall not incur any loan or indebtedness of any kind whatsoever, except for the Term Loan, loans from CIT Group/Equipment Financing, Inc. and Southwest Bank of Texas, N.A., ordinary course of business leases and accounts payable.

ARTICLE VII
DEFAULTS

          Section 7.1      Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(i) the Borrower or any Guarantor shall fail to pay when due any principal of or interest on the Note, or any fee or any other amount payable hereunder or under any Collateral Documents, and such failure continues for a period of 3 days after notice thereof has been given to Borrower (other than with respect to the final payment due in accordance with Section 2.4);

(ii) Borrower or any Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any Collateral Document (other than any covenant or agreement covered by subpart (i) of this Section 7.1) and such failure remains and which unremedied for fifteen (15) days after written notice thereof has been given to Borrower.

(iii) an Event of Default as defined in the Preferred Ship Mortgage or the Deed of Trust shall occur;

(iv) any representation, warranty, certification or statement made by the Borrower or any Guarantor in this Agreement or any Collateral Documents to which it is a party or by the Borrower in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made and shall not have been remedied;

(v) any Guarantor shall fail to observe or perform any covenant referenced in any Guaranty which shall remain unremedied for fourteen (14) days after written notice thereof;

(vi) Borrower or a Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such reliefer to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(vii) an involuntary case or other proceeding shall be commenced against Borrower or a Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or such Guarantor under the federal bankruptcy laws as now or hereafter in effect;

(viii) Borrower or a Guarantor shall default upon any other debt owed the Lender or on any debt to other creditors or one or more judgments or orders for the payment of money which are not insured in excess of $250,000 shall be rendered against the Borrower or a Guarantor and such judgment or order shall continue unsatisfied for a period of fourteen (14) days during which execution shall not be effectively stayed;

(ix) any Collateral Documents shall cease for any reason to be in full force and effect or the Preferred Ship Mortgage shall cease to be effective to grant a perfected security interest in the Vessels with the priority stated to be created thereby or such security interest shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability of such security interest shall be contested by the Borrower or the Borrower shall deny that it has any further liability or obligation under any Collateral Documents, or Guarantor shall deny that it has any further liability or obligation under the Guaranty and such invalidity or the effect of such invalidity is not cured to Lender’s satisfaction within thirty (30) days after the earliest to occur of (x) notice from the Lender concerning its belief that the Preferred Ship Mortgage is no longer valid or no longer is effective to grant a perfected security interest in the Vessel, (y) any written statement of Borrower or a Guarantor that a material provision of any Collateral Document is not valid and binding, or (z) Borrower or a Guarantor or the chief executive officer, president or chief financial officer of Borrower or a Guarantor, as applicable, otherwise becomes aware that any material provisions of any Collateral Document is not valid or binding;

(x) Borrower shall fail to make the mandatory prepayment required by Section 2.8 hereof; or

(xi) the occurrence of any other default under any of the Collateral Documents;

then, and in every such event, the Lender, at its option, may by notice to the Borrower declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in paragraph (vi) or (vii) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
MISCELLANEOUS

          Section 8.1     Notices. All notices, requests and other communications to aparty hereunder shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify in writing:

If to Borrower	2500 CityWest Blvd, Suite 2000
Houston, Texas 77042
Attention: Chief Financial Officer
Telecopy: 713-361-2677

If to Lender:	Elliott Management UK
Cleveland House, 4th Floor
33 King Street
London SW1Y6RJ,
England
Telecopy: 011-44-207-577-3710

Each such notice, request or other communication shall be effective (i) if given by facsimile, on the Business Day following the day the facsimile is transmitted or (ii) if given by mail, three Business Days after such communication is deposited in the United States mail with first class postage prepaid, addressed as aforesaid or (iii) delivered in person at the address specified in this Section. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.

          Section 8.2      No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 8.3      Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Lender, including the reasonable fees and disbursements of special counsel for the Lender, in connection with the preparation of this Agreement in the aggregate and shall pay (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessments or charges made by any United States federal or state governmental authority by reason of the execution and delivery of this Agreement or the Note.

          Section 8.4      Amendments and Waivers. Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by both the Borrower and the Lender.

          Section 8.5      Successors and Assigns.

          (a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Lender.

          (b)        The Lender may at any time assign to one or more Lenders or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and the Lender; provided that, notwithstanding such assignment,

Borrower shall not be obligated to pay any additional amounts that may arise by reason of such assignment, including, without limitation, any taxes, expenses or costs. Upon execution and delivery of such an instrument and payment by such Assignee to the Lender of an amount equal to the purchase price agreed between the Lender and such Assignee, such Assignee shall become a Lender party to this Agreement and shall have all the rights and obligations (if any) of a Lender with a Commitment or Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (b), the transferor Lender and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes is issued to the Assignee.

          (c)        The Lender may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Lender. No such assignment shall release the Lender from its obligations hereunder.

          (d)        With the written consent of Borrower, which consent shall not be unreasonably withheld, the Lender may furnish any information concerning Borrower in its possession from time to time to Assignees and participants (including prospective Assignees and participants) and may furnish such information in response to Loan inquiries consistent with general banking practice. Notwithstanding the foregoing, Borrower’s obligations to provide any such information shall be limited to supplying Lender with such information as is required by this Agreement.

          Section 8.6     Governing Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of Texas.

          Section 8.7     Waiver of Jury Trial. LENDER AND BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN WHICH EITHER OF LENDER AND BORROWER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST THE PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO WERE NOT PARTIES TO THIS MORTGAGE.

          Section 8.8      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 8.9      Entire Agreement. This Agreement, the Note, and the Collateral Documents and other loan documents set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all previous understandings, written or oral, in respect thereof.

          Section 8.10      Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

          Section 8.11     Usury Savings Language. Reference is hereby made to the provisions of the Note regarding compliance with usury laws. Such provisions are hereby incorporated herein by this reference.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HORIZON VESSELS, INC.

By: [ILLEGIBLE]

Title:

ELLIOTT ASSOCIATES L.P.

By: [ILLEGIBLE]

Title: Sr. Portfolio Manager